Exhibit 99.1

CRUM & FORSTER HOLDINGS CORP.
(NON-QUALIFIED) 2011 EMPLOYEE SHARE PURCHASE PLAN

(as updated October 2018)

1.          Purpose.  The purpose of the Crum & Forster Holdings Corp. (Non-Qualified) 2011 Employee Share Purchase Plan, as may be amended from time to time (the “Plan”), is to provide eligible employees with an opportunity to purchase Shares (as such term is defined below) through payroll deductions and employer contributions.  Participation in the Plan shall provide eligible employees who wish to acquire an interest in the long-term performance and success of Fairfax Financial Holdings Limited with a method of doing so which is both convenient and, by virtue of employer contributions, favorable to the employees.  The Plan is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended.

2.          Definitions and Rules of Construction.

(a)          Definitions.  For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Account” means a separate account that the Administrator maintains for each Participant under the Plan.

“Administrator” means the Board, or such other person(s), committee or entity as may be designated from time to time by the Board to administer the Plan in accordance with the terms herein.

“Board” means the Board of Directors of the Company or any committee of the Board of Directors as the Board of Directors may determine from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Company” means Crum & Forster Holdings Corp., a Delaware corporation, and its successors and assigns, and includes, except in these definitions, if and to the extent applicable, a Participating Company.

“Company Contributions” means the contributions of the Company to the Plan provided for in Section 7.

“Custodian” means one or more independent custodians designated by the Administrator in its sole discretion.

“Earnings” means a Participant’s base salary or wages for each payroll period before giving effect to any salary reduction agreement pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code or to any similar reduction agreement pursuant to any cafeteria plan (within the meaning of Section 125 of the Code).

“Earnings Percentage” means the percentage (which may be any whole number from 1 to 10 inclusive) of a Participant’s Earnings that the Company will deduct as Participant Contributions; provided, however, that the Administrator may determine and specify, from time to time, in its sole discretion, (i) the range of permissible percentages of a Participant’s Earnings that may be deducted as Participant Contributions and (ii) the maximum amount, if any, of Earnings that may be deducted for a Participant in any Plan Year.

“Effective Date” means January 1, 2011.

“Employee” means any individual who is employed on a regular schedule by a Participating Company, as determined by the Administrator, in its sole discretion, and any other individual designated by the Administrator who is employed on a regular basis by a Participating Company.

“Participant” means an Employee who has (i) elected to participate in the Plan pursuant to the provisions of Section 5, and (ii) not withdrawn from the Plan.

“Participant Contributions” means the contributions of a Participant to the Plan pursuant to the provisions of Section 6; provided, however, that the Administrator may determine and specify, from time to time, in its sole discretion, the minimum and maximum amount of a Participant’s Earnings that may be deducted (i) as Participant Contributions for any payroll period and (ii) for a Participant in any Plan Year and the terms that apply to the contributions.

“Participating Companies” means and includes the Company and any Subsidiary, and any affiliate of the Company and any Subsidiary, that has elected to participate in the Plan with the consent of the Company.

“Purchase Period” means, unless otherwise determined by the Administrator in its sole discretion, the period beginning on the first day of each payroll period applicable to a Participant and continuing through the last day of the applicable payroll period.

“Restricted Period” means, with respect to any Shares, the period of time during which a Share is subject to restrictions on transfer as set forth in Section 11.

“Shares” means the Subordinate Voting Shares, no par value, of Fairfax Financial Holdings Limited.

“Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.

“Transfer” means to sell, assign, transfer, pledge or otherwise dispose of, or encumber, any Share.

“Year” or “Plan Year” means the calendar year.

(b)          Rules of Construction.  The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to “Sections” are to sections of the Plan.

3.          Shares Subject to the Plan.  The total number of Shares available for issuance under the Plan shall be 325,000 Shares in the aggregate, consisting of 75,000 Shares initially authorized and a supplemental 250,000 Shares subsequently authorized.  Shares utilized in connection with the Plan shall be purchased on the open market.  The number of Shares available for issuance under the Plan shall, in the sole discretion of the Board, be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, distribution of the Shares or any other change affecting the Shares, without the receipt of consideration by the Company, or of on the Shares.

4.          Eligibility.  Subject to the satisfaction of the terms of the Plan, each Employee shall be eligible to participate in the Plan commencing in the first payroll period following his or her satisfying all requirements of a Company-specified enrollment procedure.  An Employee who has met the requirements of this Section 4 and who subsequently ceases to be an Employee shall again be eligible to participate in the Plan when he again becomes eligible under this Section 4.

5.          Participation.

(a)          An Employee may elect to participate in the Plan by satisfying all requirements of a Company-specified enrollment procedure, which shall include indicating the Employee’s desired Earnings Percentage.  Such election shall not be effective with respect to any payroll period unless the Administrator determines, in its sole discretion, that the Company-specified enrollment procedure has been completed.  Any such election shall remain in effect until it is changed or revoked by the Participant, or the Participant ceases to be eligible to participate in the Plan in accordance with the procedures as may be established from time to time by the Administrator, in its sole discretion.

(b)          Unless otherwise determined by the Administrator, in its sole discretion, upon a Participant’s termination of employment with the Participating Companies for any reason (the date of a Participant’s termination of employment shall be determined by the Administrator, in its sole discretion), such Participant shall be deemed to have withdrawn from the Plan.

6.          Contributions by Participants.

(a)          Participants shall make Participant Contributions by means of regular after-tax payroll deductions in an amount, with respect to each Participant, equal to that Participant’s then elected Earnings Percentage.  Such payroll deductions shall be made during each payroll period.  No interest shall accrue or be paid on Participant Contributions credited to a Participant’s Account.

(b)          A Participant may, at any time and for any reason, elect to adjust his or her Earnings Percentage, terminate his or her Participant Contributions or withdraw from the Plan by satisfying all requirements of a Company-specified enrollment procedure; provided, however, that, unless otherwise determined by the Administrator in its sole discretion, such Participant may elect such procedure only once in any thirty (30) day period.  Such request shall be effective as of the first day of the payroll period commencing after the date of providing such notice to which it may be practically applied.

(c)          Unless otherwise determined by the Administrator in its sole discretion, if a Participant terminates Participant Contributions or withdraws from the Plan, such Participant shall not be permitted to recommence Participant Contributions or re-enroll in the Plan for ninety (90) days following such termination or withdrawal.

7.          Contributions by the Company.

(a)          Unless otherwise determined by the Administrator in its sole discretion, the Company shall, as soon as practicable, following the completion of each Purchase Period, allocate a Company Contribution to the Account of each Participant in an amount equal to thirty percent (30%) of the aggregate amount of Participant Contributions made by the Participant during such Purchase Period.  No interest shall accrue or be paid on Company Contributions credited to a Participant’s Account.

(b)          The Company shall, within ninety (90) days after the end of each Plan Year in which the total shareholders’ equity of the Company attributable to the common equity as adjusted for dividends, capital contributions or other extraordinary events (the “Book Value”) (in each case, as determined by the Administrator in its sole discretion in accordance with generally accepted accounting principles) as of the last day of such Plan Year (the “Measurement Plan Year”) has increased by at least fifteen percent (15%) over the Book Value as of the last day of the immediately preceding Plan Year, allocate an additional Company Contribution to the Account of each Employee who is a Participant on the date of the allocation in an amount equal to twenty percent (20%) of the aggregate amount of Participant Contributions made by the Participant during the Measurement Plan Year.

8.          Accounts and Allocations to Participants.

(a)          The Administrator shall establish and maintain a separate Account in respect of each Participant showing all Participant Contributions and Company Contributions, the total number of whole Shares (and fractional Shares), and the amount of cash dividends, if any, allocated to a Participant’s Account.

(b)          All Participant Contributions and Company Contributions shall be forwarded by the Administrator to the Custodian in a timely manner, consistent with the terms herein.

9.          Vesting.  All Participant Contributions and Company Contributions allocated to a Participant’s Account shall be fully and immediately vested upon being allocated to the Participant’s Account.

10.          Purchase of Shares.

(a)          The Administrator shall designate a Custodian that shall acquire Shares as the agent for the Participants.  The Custodian shall use the Participant Contributions and the Company Contributions (and cash dividends, if any) forwarded to it to purchase on the open market in a timely manner as many Shares as may be acquired with such contributions at the market price of a Share at the time of such purchase.  All cash dividends paid with respect to Shares held in a Participant’s Account shall be invested automatically in Shares in a timely manner.  No interest shall accrue or be paid on dividends credited to a Participant’s Account.

(b)          Upon any such purchase of Shares, the Custodian shall allocate to each Participant’s Account the number of whole or fractional Shares to which such Participant is entitled.  All Shares purchased pursuant to the provisions of this Section 10 shall be subject to a Restricted Period and such Shares shall be held by the Custodian in escrow on behalf of the applicable Participant until the expiration of the Restricted Period.

(c)          During the Restricted Period, all shareholder rights with respect to Shares allocated to a Participant’s Account (including the right to vote) shall be exercisable by the Participant, except as expressly provided otherwise herein.

11.          Restricted Period.

(a)          Unless otherwise determined by the Administrator in its sole discretion, a Participant may not Transfer any Share allocated to the Participant’s Account in any Plan Year during the period commencing on the date such Share is so allocated and expiring on the date that is twelve months thereafter (the “Restricted Period”).   The Restricted Period will also expire upon termination of a Participant’s employment with the Participating Companies.

(b)          Subject to the terms of this Plan, until the expiration of the Restricted Period, a Participant shall not be entitled to delivery of any Share that is subject to the restrictions on transferability set forth in Section 11(a).

(c)          Any cash dividends and stock dividends with respect to Shares subject to a Restricted Period shall be subject to the same restrictions as the underlying Shares.

12.          Distributions from the Plan.

(a)          Upon the expiration of the Restricted Period with respect to any Share, the restrictions set forth in Section 11 shall be of no further force or effect with respect to such Share.  A Participant may, at any time, elect to complete a Company-specified procedure notifying the Company, or its designee, that the Participant wishes to withdraw some or all of the Shares allocated to the Participant’s Account for which the applicable Restricted Period has lapsed, in which event the Custodian shall promptly issue and deliver to the Participant, without charge, the number of whole Shares requested, subject to the terms herein, together with a cash payment in lieu of fractional Shares, if any.  Any such distribution shall reduce accordingly the number of Shares allocated to such Participant’s Account.

(b)          A Participant whose employment with a Participating Company has terminated for any reason shall receive a refund of the uninvested balance of his Participant Contributions, Company Contributions and cash dividends, if any, as soon as practicable following the date of such termination of employment.  Within a reasonable time after the termination of a Participant’s employment with the Participating Companies for any reason, the Custodian and/or the Administrator shall issue and deliver to the Participant, without charge, the whole Shares credited to the Participant’s Account, together with a cash payment in lieu of fractional Shares (if any) credited to the Participant’s Account, in the amount determined by the Administrator, and with any other assets then credited to the Participant’s Account.

(c)          Subject to the terms of this Plan, a Participant may, at any time and from time to time, request receipt of an immediate distribution of part or all of the Shares or other assets credited to the Participant’s Account, or to otherwise reduce any Restricted Period, through the completion of a Company-specified procedure.  The decision upon any such application shall be at the sole discretion of the Administrator, and no such decision, or any other determination permitted on a discretionary basis hereunder to the Administrator or the Company, shall have any precedent value.  Any such distribution shall reduce accordingly the number of Shares allocated to such Participant’s Account.

13.          Administration.

(a)          The Administrator may make, amend and repeal at any time and from time to time such procedures not inconsistent herewith as it may deem necessary or advisable for the proper administration and operation of the Plan.  In connection herewith, the Board may delegate to any committee, person(s), or entity, such administrative duties and powers as it may see fit.  Any such delegation shall be subject to the restrictions and limitations that the Board specifies at the time of such delegation.

(b)          Notwithstanding the foregoing, the Administrator shall have full power and authority, subject to the express provisions hereof, to (i) make any legal or factual determinations, (ii) construe and interpret the provisions of the Plan, (iii) formulate administrative rules and procedures, (iv) make such changes in the administration of the Plan and in the administrative rules and procedures and (v) make all other determinations as the Administrator, from time to time, deems necessary or appropriate.  All decisions and interpretations of the Administrator respecting the Plan and all rules and procedures made from time to time pursuant hereto shall be final, binding and conclusive for all purposes and upon all persons interested.

14.          Participant’s Eligibility and Interests Not Transferable.  Except as otherwise provided herein, and except for transfers by will or under the laws of descent and distribution, no Employee shall have the right to transfer either the Employee’s eligibility to participate in the Plan or the Employee’s interest in the Shares or other assets credited to the Employee’s Account, and no such attempted transfer shall be effective.

15.          Liability.  No member of the Board or any of its committees or the Administrator shall have any liability or responsibility to any Employee, Participant or otherwise with respect to the Plan, and the Company or a Participating Company (if applicable) shall indemnify and hold harmless each such person from any liability arising from or in connection with the Plan, except with respect to fraud, bad faith or willful misconduct.  In the performance of its functions with respect to the Plan, the Board and the Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, legal counsel and any other party that the Board or the Administrator deems necessary or appropriate, and no member of the Board or the Administrator shall be liable for any action taken or not taken in reliance upon any such advice.

16.          Amendment; Termination.  Notwithstanding anything herein to the contrary, the Board may, at any time, amend, modify, terminate or suspend the Plan; provided, however, that no amendment or modification that otherwise must be approved by stockholders, pursuant to applicable rules of a stock exchange or any requirements under the Code, shall be effective without stockholder approval; and, provided, further, that, except as otherwise expressly provided herein, no such action shall, without the express written consent of a Participant, impair or adversely affect a Participant’s rights existing at such time with respect to any Shares or other assets credited to a Participant’s Account.

17.          Distribution upon Termination of Plan.  Upon termination of the Plan, all amounts credited to all Accounts shall, within a reasonable time after such termination, be distributed to the respective Participants in a manner similar to the distributions provided for in Section 12(b).

18.          Costs.  The Company shall pay all costs of administering the Plan, including brokerage fees with respect to the purchase of Shares pursuant to the Plan.

19.          No Right to Continued Employment.  Participation in the Plan shall be entirely voluntary and shall not be construed to give any Employee the right to be employed or to continue to be employed by the Company.

20.          Issuance and Delivery of Shares.  Shares shall not be issued to a Participant unless the issuance and delivery of the Shares comply with all applicable provisions of law, domestic or foreign, including, without limitation, applicable securities laws, and the rules of any other stock exchange or market upon which the Shares are then listed or traded and any rules and regulations promulgated under any of the foregoing, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.          Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States.  To the extent the Administrator, in its sole discretion, deems it necessary, appropriate or desirable to comply with the laws of any relevant jurisdiction or practice and to further the purposes of the Plan and the interests of the Company, the Administrator may, without amending the Plan, adopt, on behalf of the Company or any Participating Company, one or more sub-plans applicable to separate classes of Employees who are subject to laws of jurisdictions outside of the United States, including, without limitation, establishing a trust in connection with the Plan.

22.          Offsets.  To the extent permitted by applicable law, the Company shall have the absolute right to withhold any amounts payable to any Participant under the terms of the Plan to the extent of any amount owed for any reason by such Participant to the Company or any Subsidiary and to set off and apply the amounts so withheld to payment of any such amount owed to the Company or any Subsidiary, whether or not such amount shall then be immediately due and payable and in such order or priority as among such amounts owed as the Company, in its sole discretion, shall determine.

23.          Wage and Tax Withholding.  The Participating Companies are authorized to withhold from any Shares or any compensation or other payment to a Participant amounts of income and employment tax withholding and other tax withholdings due in connection with any Shares or with any Company Contributions (or with dividends, if any), and to take such other action as the Administrator may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating thereto.  This authority shall include authority for the Company to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis, in the sole discretion of the Company.

24.          Effective Date; Term of Plan.  The Plan shall become effective on the Effective Date, and unless terminated earlier pursuant to Section 16, shall remain in effect until the tenth anniversary of the Effective Date.

25.          Applicable Law.  The Plan shall be subject to and construed in accordance with the laws of the State of Delaware.